UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2008

PRIME GROUP REALTY TRUST
(Exact name of registrant as specified in its charter)

MARYLAND	1-13589	36-4173047
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 West Wacker Drive, Suite 3900, Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 917-1300.

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 20, 2008 the Audit Committee of the Board of Trustees (the “Audit Committee”) of Prime Group Realty Trust (the “Company”), in consultation with members of the Company’s management and its independent accountants, determined that the Company’s distributions to the owners of the common units of Prime Group Realty, L.P. (the “Operating Partnership”) were incorrectly recorded on the Company’s Consolidated Financial Statements. Accordingly, the previously filed Consolidated Financial Statements for the fiscal years ended December 31, 2006 and December 31, 2007 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the interim reports for the periods ending March 31, 2008 and June 30, 2008 that were filed on Form 10-Q should no longer be relied upon because of the restatement of certain items in the Consolidated Financial Statements described below. The Company issued a press release on August 20, 2008 announcing the restatement. A copy of the Company’s August 20, 2008 press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Historically, the Company has accounted for distributions to the owners of the Operating Partnership common units as a dividend of the Company and has recorded such dividends as a reduction of retained earnings (or equity). However, as a result of a review of the appropriate accounting for these distributions by management and the Company’s independent accountants, the Audit Committee has determined that the Company should have accounted for these distributions as a distribution to minority interest-operating partnership (a liability account). Accordingly, the Company will restate its financial statements and other financial information for the years ended December 31, 2006 and 2007, and for the first and second quarters of 2008.

The effect of the change will be as follows:

•	In the balance sheet for 2006, minority interest – operating partnership, as previously reported, will decrease by approximately $75 million and shareholders equity, as previously reported, will increase by approximately $75 million. As of December 31, 2006, minority interest – operating partnership will be approximately $24.8 million and shareholders equity will be approximately $104.4 million.

•	In the 2007 consolidated financial statements, minority interest – operating partnership, as previously reported, will decrease by approximately $65 million, shareholders equity, as previously reported, will increase by approximately $65 million and net loss, as previously reported, will increase by approximately $10 million. As of December 31, 2007, minority interest – operating partnership will be approximately $0, shareholders equity will be approximately $40.3 million and net loss will be approximately $55.1 million.

•	In first quarter balance sheet for 2008, minority interest – operating partnership, as previously reported, will decrease by approximately $70 million and shareholders equity, as previously reported, will increase by approximately $70 million. As of March 31, 2008, minority interest – operating partnership will be approximately $27.9 million and shareholders equity will be a deficit of approximately $19.8 million.

•	In the second quarter balance sheet for 2008, minority interest – operating partnership, as previously reported, will decrease by approximately $83 million and shareholders equity, as previously reported, will increase by approximately $83 million. As of June 30, 2008, minority interest – operating partnership will be approximately $6.7 million and shareholders equity will be approximately $1.5 million.

This restatement has no impact on the Company’s cash flow for the periods affected.

The Company intends to file amendments as promptly as practicable, and expects such amendments to be completed within the next three weeks, to its periodic reports described above that have previously been filed with the Securities and Exchange Commission to reflect the restatements described in this Item 4.02.

The Company is assessing the impact of the restatement on its internal financial reporting controls.

The Audit Committee and management of the Company have discussed the matters disclosed in this item with the Company’s independent registered public accounting firm, Grant Thornton, LLP.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.	Description
99.1	Prime Group Realty Trust Financial Statement Restatement Press Release dated August 20, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GROUP REALTY TRUST
	By:	/s/ Jeffrey A. Patterson

Jeffrey A. Patterson
Dated: August 20, 2008		President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Prime Group Realty Trust Financial Statement Restatement Press Release dated August 20, 2008